Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports First Fiscal Quarter 2014 Financial Results

SG&A Expenses Decrease by 11% from the Year-Ago Quarter and by 9% Sequentially
Backlog Stands at $19.4 Million Compared Sequentially to $16.4 Million as of March 31, 2013

Center Valley, PA – September 16, 2013 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the first quarter of fiscal year 2014, the period ended June 30, 2013.

Financial Summary

•	First quarter of fiscal 2014 revenues were $7.1 million, unchanged from revenue for the first quarter last year
•
Selling, general and administrative expenses decreased by approximately 11%, or $0.2 million, to $1.8 million from $2.0 million in the same quarter last year. Sequentially, SG&A expenses decreased by 9% from $1.9 million for the fourth quarter ended March 31, 2013

•
Net loss for the first quarter of fiscal 2014 was $(1.4) million compared to a net loss of $(0.7) million in the year-ago period; sequentially, the net loss for the quarter increased from $(1.1) million as of March 31, 2013

•	Net loss during the first quarter of fiscal 2014 included $0.8 million of contract losses compared with $0.1 million of contract losses incurred during the first quarter a year ago

"We continue to focus our immediate efforts on reducing our expenses to align our current cost structure with current and expected revenue levels toward the goal of returning to profitability in fiscal 2014," commented Leonard Anthony, Chairman of the Board of Directors and Principal Executive Officer. "We are on track with our goal to reduce $2.0 million to $2.5 million in annualized expenses on a run-rate basis and are encouraged that our backlog continues to increase, expanding from $16.4 million at March 31 of 2013 to $19.4 million as of June 30, 2013. In addition, we continue to seek to replace or otherwise refinance our debt to align more closely with the business model that we are executing. I am confident that our near-term initiatives for stabilizing the business and the significant market opportunities we see going forward will yield the long-term results for growth and profitability that will create sustainable value for our shareholders.”

First Fiscal Quarter 2014 Results: Three Months Ended June 30

Net sales were $7.1 million comparable with $7.1 million in the year-ago quarter. Backlog at June 30, 2013 was $19.4 million compared to $16.4 million at March 31, 2013 and $27.2 million at June 30, 2012. Gross profit was approximately $0.4 million, or 5.9% gross profit margin, compared to gross profit of $1.1 million, or 15.5% gross profit margin, in the year-ago quarter. Gross margin in any reporting period is impacted by the mix of services, on projects completed and in process within that period. The first quarter of fiscal 2014 and fiscal 2013 included a significant volume of custom first article and prototyping projects, which generally carry lower margins. Contract losses when incurred also lower gross margins. During the first quarter of fiscal 2014 $0.8 million of contract losses were recorded compared with contract losses of $0.1 million recorded during the same quarter one year ago. The majority of the contract loss provision recorded during June 30, 2013 relates to projects initiated during the current quarter that are expected to be completed and shipped during the second and third quarters of fiscal 2014. Selling, general and administrative expenses for the three months ended June 30, 2013 decreased 11%, or $0.2 million, to $1.8 million compared with $2.0 million for the same period in fiscal 2013. The decline is due to reductions for compensation and benefits, and outside services and advisory fees in the first fiscal quarter of 2014. The net loss was ($1.4) million for the first quarter compared to a net loss of ($0.7) million in the prior year first quarter.

Balance Sheet Summary

At June 30, 2013, TechPrecision had working capital of $2.1 million as compared with working capital of $3.1 million at March 31, 2013. As of June 30, 2013, the Company had $2.4 million in cash and cash equivalents compared to $3.1 million at March 31, 2013.

Mr. Anthony stated, “We remain in discussions with our lender, as well as with alternative financial institutions, regarding refinancing our line of credit and debt facilities. We continue to believe that our collateral base and past debt reduction efforts, position us to be successful in securing new debt financing.”

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on September 16, 2013. To participate in the live conference call, please dial 1-877-941-2068 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-480-629-9712. When prompted by the operator, mention Conference Passcode 4639871.

A replay will be available for one week starting on Monday, September 16, 2013, at 5 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4639871.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=106043.

About TechPrecision Corporation
TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision's goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern, to change the composition of our revenues and effectively reduce operating expenses, the Company's ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Tables Follow --

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,444,769	$3,075,376
Accounts receivable, less allowance for doubtful accounts of $25,010 in 2013 and 2012	3,813,382	4,330,637
Costs incurred on uncompleted contracts, in excess of progress billings	3,250,703	4,298,293
Inventories- raw materials	366,866	354,516
Income taxes receivable	374,030	374,030
Current deferred taxes	255,765	255,765
Other current assets	1,436,395	1,578,484
Total current assets	11,941,910	14,267,101
Property, plant and equipment, net	7,108,458	7,300,248
Total assets	$19,050,368	$21,567,349
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$966,302	$2,537,060
Accrued expenses	2,436,875	1,874,924
Accrued taxes payable	232,624	232,624
Deferred revenues	103,521	253,813
Short-term debt	500,000	500,000
Current maturity of long-term debt	5,612,521	5,784,479
Total current liabilities	9,851,843	11,182,900
Long-term debt, including capital leases	30,448	31,108
Noncurrent deferred taxes	255,765	255,765
Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
5,532,998 shares issued and outstanding at June 30, 2013 and March 31, 2013,
(liquidation preference of $1,576,904 at June 30, 2013 and March 31, 2013)	1,310,206	1,310,206
Common stock -par value $.0001 per share, authorized, 90,000,000 shares
issued and outstanding, 19,956,871 shares at June 30, 2013 and March 31, 2013	1,996	1,996
Additional paid in capital	5,202,644	5,076,552
Accumulated other comprehensive loss	(108,869)	(221,418)
Retained earnings	2,506,335	3,930,240
Total stockholders’ equity	8,912,312	10,097,576
Total liabilities and stockholders’ equity	$19,050,368	$21,567,349

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months ended June 30,
	2013	2012
Net sales	$7,096,692	$7,145,739
Cost of sales	6,676,449	6,040,301
Gross profit	420,243	1,105,438
Selling, general and administrative	1,770,082	2,000,412
Loss from operations	(1,349,839)	(894,974)
Other expense	(7,552)	(46)
Interest expense	(70,127)	(80,091)
Interest income	3,613	1,693
Total other expense, net	(74,066)	(78,444)
Loss before income taxes	(1,423,905)	(973,418)
Income tax benefit	--	(267,257)
Net loss	$(1,423,905)	$(706,161)
Other comprehensive loss, before tax:
Change in unrealized loss on cash flow hedges	(110,337)	(70,591)
Foreign currency translation adjustments	(2,212)	(12,103)
Other comprehensive loss, before tax	(112,549)	(82,694)
Net tax benefit of other comprehensive loss items	--	(27,845)
Comprehensive loss	$(1,536,454)	$(761,010)
Net loss per share (basic)	$(0.07)	$(0.04)
Net loss per share (diluted)	$(0.07)	$(0.04)
Weighted average number of shares outstanding (basic)	19,956,871	18,394,577
Weighted average number of shares outstanding (diluted)	19,956,871	18,394,577

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,423,905)	$(706,161)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	253,833	206,052
Stock based compensation expense	126,092	141,359
Deferred income taxes	--	(267,257)
Provision for contract losses	687,088	87,958
Changes in operating assets and liabilities:
Accounts receivable	521,202	(125,051)
Costs incurred on uncompleted contracts, in excess of progress billings	1,047,590	123,425
Inventories – raw materials	(10,175)	(85,467)
Other current assets	138,184	(721,456)
Taxes receivable	--	551,873
Other noncurrent assets	--	53,276
Accounts payable	(1,580,512)	666,635
Accrued expenses	(13,103)	(701,484)
Deferred revenues	(151,355)	2,712,567
Net cash (used in) provided by operating activities	(405,061)	1,936,269

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(56,424)	(20,024)
Net cash used in investing activities	(56,424)	(20,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt	(172,618)	(342,595)
Net cash used in financing activities	(172,618)	(342,595)
Effect of exchange rate on cash and cash equivalents	3,496	(17,062)
Net (decrease) increase in cash and cash equivalents	(630,607)	1,556,588
Cash and cash equivalents, beginning of period	3,075,376	2,823,485
Cash and cash equivalents, end of period	$2,444,769	$4,380,073

###